              SUPPLEMENT NO. 6 TO PROSPECTUS DATED MARCH 12, 2001

                               [MANUGISTICS LOGO]

                                  $250,000,000

                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This is a sixth supplement to the Prospectus dated March 12, 2001 (the "Prospectus"), relating to $250,000,000 principal amount of our 5% Convertible Subordinated Notes due 2007 (the "Notes") and the shares of our common stock issuable upon conversion of the Notes (the "Shares").

     The table in the "Selling Holders" section on pages 19-21 of the Prospectus is hereby further supplemented by the addition of the following information regarding Selling Holders, which information includes amounts which are in addition to, and which, in some cases, may be in substitution for, amounts listed for the same or other Selling Holders in the Prospectus and in prior
Supplements:

                                          PRINCIPAL AMOUNT OF        SHARES OF COMMON
                                          NOTES BENEFICIALLY       STOCK ISSUABLE UPON
            SELLING HOLDER                 OWNED AND OFFERED     CONVERSION OF NOTES (1)
            --------------               ---------------------   ------------------------
Sage Capital...........................       $2,500,000                  56,737
                                              ----------                  ------
          Total........................       $2,500,000                  56,737
                                              ==========                  ======

        -----------------------
        (1) Based upon an initial conversion rate of approximately
            22.695 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

     All of the other portions of the Prospectus, as previously supplemented, remain unchanged.

              The date of this Supplement No. 6 is June 20, 2001.